EXHIBIT 16.1

April 20, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Commissioners:

We have read the first three paragraphs included in Item 4.01 of Form 8-K of Bridgeline Digital, Inc. dated April 16, 2010, expected to be filed with the Securities and Exchange Commission on April 21, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ UHY LLP

Houston, Texas